Exhibit 5

K&L Gates llp Hearst Tower 47th Floor 214 North Tryon Street Charlotte, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

June 3, 2015

Energous Corporation

3590 North First Street, Suite 210

San Jose, CA 95134

Ladies and Gentlemen:

We have acted as counsel to Energous Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,115,185 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a registration statement on Form S-8 (such registration statement is hereinafter referred to as the “Registration Statement”) under the Securities Act filed with the Securities and Exchange Commission (the “Commission”) in connection with (i) the Energous Corporation Employee Stock Purchase Plan (the “ESPP”), (ii) the Energous Corporation 2015 Performance Share Unit Plan (the “PSU Plan”) and (iii) certain Inducement Restricted Stock Award Agreements issued to certain Company employees on May 21, 2015 (the “RSU Award Agreements”, and together with the ESPP and the PSU Plan, the “Plans”, and each a “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (a) the Registration Statement, (b) the Company’s Second Amended and Restated Certificate of Incorporation, as amended through the date hereof, (c) the Company’s Amended and Restated Bylaws as in effect on the date hereof, (d) the ESPP, (e) the PSU Plan, (f) the RSU Award Agreements, and (g) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (a) through (g) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Energous Corporation

June 3, 2015

In rendering our opinion below, we also have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a Share under the Plans; (b) the Shares will be evidenced by appropriate certificates, duly executed and delivered or the Company’s Board of Directors will adopt a resolution, providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) each Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (e) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the applicable Plan (or the award agreement issued thereunder); and (f) prior to the issuance of any Shares under the Plans, the Company’s Board of Directors will duly authorize each (x) Award (as defined in the PSU Plan) granted under the PSU Plan and (y) each option to purchase shares Shares under the ESPP, in each case of clauses (x) and (y) in accordance with the DGCL and the applicable Plan.

Our opinion set forth below is limited to the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Plans and, when, and if, issued pursuant to the terms of the Plans will be validly issued, fully paid, and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP